As filed with the Securities and Exchange Commission on July 22, 1996
                                                      Registration No. 33-_____
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549
                                  -----------
                                    Form S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                              -------------------
                    EVANS & SUTHERLAND COMPUTER CORPORATION
               (Exact name of registrant as specified in charter)
            Utah                                        87-0278175
(State or other jurisdiction             (I.R.S. Employer Identification Number)
of incorporation or organization)
                                600 Komas Drive
                          Salt Lake City, Utah  84108
                                 (801) 588-1000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 James R. Oyler
                     President and Chief Executive Officer
                    Evans & Sutherland Computer Corporation
                                600 Komas Drive
                          Salt Lake City, Utah  84108
                                 (801) 588-1000
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    copy to:
                                 David F. Evans
                                 Snell & Wilmer
                          111 East Broadway, Suite 900
                           Salt Lake City, Utah 84111
                                 (801) 237-1900
                             ----------------------
        Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                              --------------------
                        CALCULATION OF REGISTRATION FEE

========================================================================================
 Title of each                        Proposed            Proposed
    class of           Amount         maximum             maximum             Amount of
securities to be        to be      offering price         aggregate         registration
   registered        registered    per unit/(1)/     offering price/(1)/      fee/(1)/
- ----------------     ----------    --------------    -------------------    ------------
  Common Stock         59,686           $21.07            $1,257,385           $433.58
=========================================================================================

/(1)/ Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities act of 1933. Calculated on the basis of the average of the high and low prices of the Registrant's Common Stock on Nasdaq National Market System during the fifteen (15) business days immediately preceding the 23rd day of July 1996.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

                    EVANS & SUTHERLAND COMPUTER CORPORATION
                  600 KOMAS DRIVE, SALT LAKE CITY, UTAH 84108
                           TELEPHONE:  (801) 588-1000
                         59,686 SHARES OF COMMON STOCK

        This Prospectus relates to the offer of 59,686 shares (the "Shares") of common stock, par value $0.20 per share ("Common Stock"), of Evans & Sutherland Computer Corporation, a Utah corporation (the "Company"). The Company's Common Stock is listed on the Nasdaq National Market System ("Nasdaq") under the symbol "ESCC." All Shares are being offered for sale from time to time by the Selling Shareholders (see caption "Selling Shareholders") or by pledgees, donees, transferees, or other successors of such Selling Shareholders, on Nasdaq or otherwise at market prices then prevailing or at negotiated prices then obtainable. See "Plan of Distribution."

        The Company has agreed to pay certain of the expenses of the Selling Shareholders in each offering of the Shares pursuant to this Prospectus but will not receive any of the proceeds from the sale of the Shares offered pursuant hereto by the Selling Shareholders. For further information concerning offerings of the Shares from time to time hereunder by the Selling Shareholders, see "Plan of Distribution."

        The Selling Shareholders directly or through agents, dealers, or underwriters designated from time to time may sell the Shares on terms to be determined at the time of sale. To the extent required, the amount of the Shares to be sold, the names of the Selling Shareholders, purchase price, public offering price, the names of any such agent, dealer, or underwriter, and any applicable commission or discount with respect to a particular offering of the Shares will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Shareholders from the sale of the Shares hereunder will be the purchase price thereof less the aggregate commissions and discounts, if any, and other expenses of the distribution not borne by the Company. See "Plan of Distribution."

        The purchase of the Shares involves a high degree of risk. Prior to purchase each prospective investor should consider very carefully the information presented under the caption "Risk Factors" as well as the other information set forth in this Prospectus.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Prospectus is July 22, 1996.

                           THE REGISTRATION STATEMENT

        Evans & Sutherland Computer Corporation (the "Company") has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D. C. a Registration Statement under the Securities Act of 1933, as amended (the "Act") relating to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information pertaining to the shares hereby offered and to the Company, reference is made to the Registration Statement, including exhibits filed as part thereof, copies of which may be obtained from the Public Reference Section of the Commission, Washington, D. C. 20549 at prescribed rates.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company can be obtained at prescribed rates from the Public Reference Section of the Commission, or may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N. W., Washington, D. C. 20549, and at the following regional offices of the
Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

        The Company's Common Stock is traded on the Nasdaq National Market Reporting System. Reports, proxy and information statements, and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., located at 1735 "K" Street, N.W., Washington, D. C. 20006.

                      DOCUMENTS INCORPORATED BY REFERENCE

        The following documents previously filed by the Company with the Commission (File No. 0-8771) are incorporated herein by reference:

                (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1995.

                (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (the "March 31, 1996 Report").

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the filing date of the March 31, 1996 Report and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the time of filing of such documents.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or so superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that the Prospectus incorporates). Written or oral requests for such copies should be directed to Evans & Sutherland Computer Corporation, Corporate Secretary, 600 Komas Drive, Salt Lake City, Utah 84108, telephone
(801) 588-1000.

- --------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Prospectus.

                                  Risk Factors

          The purchase of the Shares involves a high degree of risk. Prior to purchase each prospective investor should consider very carefully the information presented under the caption "Risk Factors" as well as the other information set forth in this Prospectus.

                                  The Company

          Evans & Sutherland Computer Corporation (the "Company") is a Utah corporation with its principal executive offices at 600 Komas Drive, Salt Lake City, Utah 84108, telephone number (801) 588-1000.

          The Company is in the business of developing, marketing, and supporting visual simulation computer systems. The Company's current products are of four basic types: (a) visual systems which create and display computer images of stored digital models of various real-world environments that allow real-time interaction within databases that replicate specific geographic areas or imaginary worlds; (b) graphics accelerators which are used as a component in high-performance, interactive graphics display systems for workstations; (c) software systems and development tools which are used with multi-platform interactive graphics systems to produce 3D (three dimensional) graphics software and hardware solutions to a broad customer base; and (d) training systems for flight management which are used within the commercial aviation training market for pilot training. See "THE COMPANY."

                               Securities Offered

          Common Stock. . . . . . . . . . . . . . . 59,686 shares

          Common Stock Outstanding After
          this Offering . . . . . . . . . . . . . . 8,798,625

          Use of Proceeds . . . . . . . . . . . . . The Company did not receive any proceeds from the
                                                    issuance of Shares. Instead,
                                                    the Shares were issued to
                                                    the shareholders (the
                                                    "Selling
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                                    Shareholders") of Terabit
                                                    Computer Specialty Co.
                                                    ("Terabit") in connection
                                                    with the acquisition of all
                                                    of the assets of Terabit.
                                                    The Company will not
                                                    receive any of the proceeds
                                                    from the sale of the Shares
                                                    offered pursuant to this
                                                    Prospectus by the Selling
                                                    Shareholders.

          Nasdaq Symbol. . . . . . . . . . . . . .  ESCC

- --------------------------------------------------------------------------------

                                  RISK FACTORS

     THE FOLLOWING FACTORS, IN ADDITION TO THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES.

Dependence on Government Contracts

     United States Government contracts and prime contractors under government contracts comprised the largest part of the Company's revenue, accounting for 48% and 45% of the Company's total revenue in 1995 and 1994, respectively. The Company is currently dependent upon sales to the U.S. Government. The ability and willingness of the U.S. Government to purchase the Company's products are affected by factors which impact the operation of the U.S. Government, including deficit reduction, possible changes in elected and appointed officials, price and quality of competitive products, and general economic conditions. There can be no assurance that these factors will not adversely affect the ability and willingness of U.S. Government and its prime contractors to purchase the Company's products. The inability or unwillingness of the U.S. Government and its prime contractors to purchase the Company's products would have a material adverse impact on the Company's business and results of operations.

Dependence Upon Key Personnel; Management of Growth

     The Company's future success depends to a significant degree upon the continued service of its key technical and senior management personnel. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical and managerial employees or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The Company has at times experienced difficulty recruiting qualified personnel with appropriate educational and experience backgrounds. If the Company is unable to hire the necessary technical personnel, its ability to develop new and enhanced products could be impaired. The Company's ability to manage growth successfully will require the Company to continue to improve its operational, management, and financial systems and controls. Failure to do so could have a material adverse effect upon the Company's business, operating results, and financial condition.

Intense Competition

     The Company operates in a highly competitive industry characterized by rapidly changing technology, frequent new product introductions and enhancements, and evolving industry standards. The primary competitive factors for the Company's products are performance and price. In targeting a broader range of users for its products, the Company will experience increasing competition from other companies within the field. The Company's future success will depend in large part upon both its ability to retain its current installed customer base, and also on its ability to expand its target markets. Competition is likely to intensify as current competitors expand their product offerings and as new companies enter the market. Increased competition could result in price reductions, reduced margins, and loss of market share, all of which could materially adversely affect the Company. Important competitive factors in the markets served by the Company include product quality, performance and reliability, ease of use, technical service and support, and price.

     The Company believes that it currently competes favorably with respect to these factors; however, there can be no assurance that the Company will be able to compete successfully against current or future competitors or that the competitive pressures faced by the Company will not materially adversely affect its business, operating results, and financial condition.

Risks of International Operations

     Approximately thirty-nine percent (39%) of the Company's 1995 sales volume was attributable to sales to customers outside of the United States. The Company expects that sales to customers outside of the United States will continue to represent a substantial portion of its revenue. Overseas sales are denominated in local currencies and accordingly the Company is subject to the risks associated with fluctuations and currency exchange rates. The Company has limited experience with hedging activities and cannot assume that such activities will reduce the Company's currency translation risks. The Company is also subject to other risks associated with international operations, including tariff regulations, export license requirements, political and economic instability, imposition of government controls, and imposition of withholding or other taxes on the Company's foreign income. Agreements may also be more difficult to enforce and receivables more difficult to collect through a foreign country's legal system. In addition, the laws of certain countries protecting proprietary rights do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States.

Potential Fluctuations in Quarterly Results; Seasonality

     The Company's quarterly operating results have in the past and may in the future vary significantly depending upon such factors as market acceptance of new products and enhanced versions of existing products, the capital expenditure budgets of its customers and lengthy sales cycles, the timing of new product introductions of the Company and its competitors, changes in pricing policies by the Company and its competitors, changes in general economic and competitive conditions, and fluctuations in foreign currency exchange rates. The Company has in the past received a significant number of large orders from its customers. Because of the large dollar value of such orders, the timing of a relatively small number of such orders can have a material effect on the Company's revenue. A substantial portion of the Company's expense levels are fixed, based in part on expectations as to future revenues. Accordingly, if revenues do not meet expectations in any period, operating results are likely to be adversely affected.

Technological and Industry Change; Research and Development

     The market for the Company's product is characterized by rapid technological advances, evolving industry standards, changes in customer requirements, and new products and enhancements. The future success of the Company will depend largely upon its ability to enhance its current products and to develop new products that will keep pace with changing technology and industry standards and that will meet the changing needs of its customers. The introduction by competitors of products embodying new technologies, the emergence of new industry standards and customer requirements, or the ability of a competitor to manufacture competitive products at lower prices could render existing products obsolete, unmarketable, or no longer competitive. Changes in customer requirements, could also require significant and rapid change on the part of the Company's businesses. In addition, delays in the introduction of new or enhanced products, the failure of such products to gain acceptance, and problems associated with new product transitions could adversely affect the Company's operating results.

General Economic Conditions

     The Company's operations may, in the future, be subject to substantial period-to-period fluctuations as a consequence of general economic conditions affecting the computer and software industry patterns, general domestic and foreign economic conditions affecting the timing of orders from major customers, and other factors affecting capital spending. There can be no assurance that such factors will not have a material adverse effect on the Company's business, operating results, and financial condition.

                                  THE COMPANY

     The Company designs, manufactures, markets, and supports a broad range of interactive computing systems and software for such systems. The Company's products are widely used for providing simulated visual scenes for training and engineering design, and for various other modeling and visualization applications. The Company's goal is to provide systems to generate high-quality real-time synthetic environments, with such systems including hardware, software, data bases, and integration.

     The principal executive offices of the Company are located at 600 Komas Drive, Salt Lake City, Utah 84108 and its telephone number is (801) 588-1000.

Products

     The Company's current products are of four basic types:

(a) Visual systems which create and display computed images of stored digital models of various real-world environments that allow real-time interaction within databases that replicate specific geographic areas or imaginary worlds. Operators are immersed and interact with the environment by means of an interface that has typically been integrated in flight training simulators, weapons training systems, whole-vehicle engineering simulators, digital planetarium systems, and virtual reality systems for entertainment applications. These include computer image generators, display systems, modeling tools, and other software products. Extensive use of custom VLSI design capability in-house improves performance, reliability, and maintainability of Company products.

(b) Graphics accelerators which are used as a component in high-performance, interactive graphics display systems for workstations. These machines allow users to make line drawings of the edges and vertices of models of 3D (three dimensional) objects and also to generate shaded images of such models stored in computer memory. They are useful tools for computer-aided design, analysis, research, and simulation. These products may be boxes which run alongside workstations, boards which plug into workstations, or integrated circuits (chips). They allow users of Digital Equipment Corporation ("DEC"), Hewlett-Packard ("HP"), International Business Machine ("IBM"), and Sun Microsystems ("Sun") machines to achieve high-performance 3D graphics similar to that available on other systems in the market, and allow PC-based systems to achieve the performance of much more expensive workstations.

(c) Software systems and development tools which are used with multi-platform interactive graphics systems to produce 3D graphics software and hardware solutions to a broad customer base. Portable Graphics Inc. ("PGI"), a wholly-owned subsidiary, develops and markets GL-related libraries and toolkits for a variety of hardware platforms, which allow applications developed in the IRIS GL and Open GL programming interfaces to run on the industry's leading workstation platforms.

(d) Training systems for flight management which are used within the commercial aviation training market for pilot training. Xionix Simulation Inc., a wholly-owned subsidiary, develops and markets training devices which range from low-end desktop trainers to more sophisticated free standing flight management systems trainers.

Significant Customers

     Customers accounting for more than 10% of the Company's net sales in 1995 were the U.S. government and Loral Corporation ("Loral"). Sales to the U.S. government and prime contractors under government contracts were $54.7 million in 1995 (48% of total sales), $51.4 million in 1994 (45% of total sales), and $47.1 million in 1993 (33% of total sales). A portion of these sales are included in sales to Loral. Sales to Loral accounted for $34.3 million in 1995 (30% of total sales), $25.7 million in 1994 (23% of total sales), and $8.2 million in 1993 (6% of total sales).

Competition

     Primary competitive factors for the Company's products are performance and price. The Company must assure that it continues to offer products with the best performance at a competitive price. In 1995, the Company gained market share in the sale of simulation products to the government. CAE Electronics, Ltd. ("CAE"), Lockheed Martin, Silicon Graphics, Inc., and Thomson are the major competitors in this market. The sale of simulation products in the commercial market has been slow due to depressed market conditions in the civil airlines industry. However, conditions are improving and the Company won several contract awards in 1995. Graphics systems, for use with DEC, HP, IBM, and Sun workstations, sells into the competitive market for high-performance engineering workstations. Sale of these products depend on strong OEM partners. Stiff competition comes from Silicon Graphics, Inc. and products manufactured by the workstation manufacturers themselves.

International Sales

     Sales of products known to be ultimately installed outside the U.S. are considered international sales by the Company. Sales to foreign end-users were $44,503,000 in 1995 or 39% of the Company's 1995 sales volume. To take full advantage of this sales pattern, the Company operated a wholly-owned Foreign Sales Corporation (FSC) subsidiary through fiscal year 1995, the use of which resulted in tax benefits in 1995 amounting to approximately $409,000.

Patents

     The Company owns a number of patents and is a licensee under several others which were developed principally at the University of Utah. Several patent applications are presently pending in the United States, Japan, and several European countries. The Company is continuing the practice, begun in 1985, of copyrighting chip masks designed by the Company and has instituted copyright procedures for these masks in Japan.

     The Company does not rely on, and is not dependant on, patent ownership for its competitive position. Rather, the Company relies on its depth of technological expertise. Were any or all patents held to be invalid, management believes the Company would not suffer significant damage. However, the Company actively pursues patents on its new technology.

Seasonality

     The Company believes there is no inherent seasonal pattern to its business. However, sales volume may fluctuate month-to-month or quarter-to-quarter due to relatively large individual sales and the random nature of customer-established shipping dates. Although the Company's volume has been skewed toward the fourth quarter in the past few years, the Company is working diligently to smooth quarter-to-quarter revenues and expects some success in achieving this goal.


                                USE OF PROCEEDS

     The Company issued the Shares to the Selling Shareholders as part of the consideration for its acquisition of Terabit. The Shares are now being registered by the Company for the benefit of the Selling Shareholders and will be sold from time to time pursuant to this Prospectus by the Selling Shareholders. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders."

                                 SELLING SHAREHOLDERS

     The 59,686 Shares offered hereunder are for the account of the Selling Shareholders identified below. None of the Selling Shareholders had any position, office or other material relationship with the Company or any of its predecessors or affiliates during the three years prior to the issuance of the Shares. Of the individuals listed below, Allen Tanner, Jacob Helland, Dennis Elkins, Bret Winkler, and Walter Gish are now employed by the Company.

                                                     Number of
     Name of Security Holder                    Securities Offered
     -----------------------                    ------------------
     Allen Tanner                                 38,834
     Jacob Helland                                 4,974
     Lorin Bice                                    4,974
     Dennis Elkins                                 2,487
     Bret Winkler                                  2,487
     Kathleen Reeder                                 956
     Walter Gish                                   3,482
     Ann Gish                                      1,492

     The following table summarizes the Selling Shareholders' security ownership prior to this offering, and after giving effect to this offering:


                             Number of Shares      Number of Shares
                            Beneficially Owned     Being Registered      Number of shares Owned
Name of Security Holder      Prior to Offering        for Resale         After This Offering/1/
- -----------------------               --------        ----------         ----------------------
Allen Tanner                          38,834                38,834             -0-

Jacob Helland                          4,974                 4,974             -0-

Lorin Bice                             4,974                 4,974             -0-

Dennis Elkins                          2,487                 2,487             -0-

Bret Winkler                           2,487                 2,487             -0-

Kathleen Reeder                          956                   956             -0-

Walter Gish                            3,482                 3,482             -0-

Ann Gish                               1,492                 1,492             -0-

                              PLAN OF DISTRIBUTION

     The securities offered hereby are to be offered solely through the selling efforts of the individual Selling Shareholders or their own brokers or dealers, and the Company has no arrangement, agreement, or understanding with any such broker or dealer with respect thereto. It is anticipated that customary brokerage commissions will be paid by the Selling Shareholders upon such sales.

                  DESCRIPTION OF SECURITIES TO BE REGISTERED

      The shares offered pursuant to this Prospectus are shares of Common Stock.

      The Company is authorized to issue Thirty Million (30,000,000) shares of Common Stock, par value $0.20 per share, Five Million (5,000,000) shares of Class A Preferred Stock, without par value, and Five Million (5,000,000) shares of Class B Preferred Stock, without par value.

      As of March 31, 1996, there are approximately 8,738,939 shares of Common Stock issued and outstanding held by approximately 933 record holders. There is no Preferred Stock of either class issued and outstanding.

      The following summary of the Company's Common Stock and Preferred Stock is qualified in its entirety by reference to the Company's Articles of Incorporation, and all amendments thereto, and the Utah Revised Business Corporation Act.


- --------------------

   /1/Assumes all shares held by such Selling Shareholder acquired as a result of the Terabit acquisition will be offered and sold.

          The holders of Common Stock are entitled to such dividends, if any, as may be declared by the Board of Directors of the Company at its discretion out of funds legally available for that purpose, and to participate pro rata in any distribution of the Company's assets upon liquidation after the payment of all debts and payment to owners of preferred stock. The holders of Common Stock have no preemptive or conversion rights, nor are there any redemption or sinking fund rights with respect to Common Stock. There is no cumulative voting with respect to the election of directors, which means that the holders of a majority of the shares can elect all of the directors if they choose to do so, and the
holders of the remaining shares would not be able to elect any directors.   The
outstanding shares of Common Stock are validly issued, fully paid, and nonassessable.

          The Company has reserved 300,000 shares of the Class A Preferred Stock as Series A Junior Preferred Stock under a shareholder rights plan. The Preferred Stock entitles holders to 100 votes per share and to receive the greater of $2.00 per share or 100 times the common dividend declared. Upon voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of the preferred stock would be entitled to be paid, to the extent assets are available for distribution, an amount of $100 per share plus any accrued and unpaid dividends before payment is made to common stockholders.

          In connection with this Preferred Stock, the Company issued one warrant to each common stockholder that would be exercisable contingent upon certain conditions and would allow the holder to purchase 1/100th of a preferred share per warrant. The warrants attached to the shares outstanding on November 30, 1988 and to all new shares issued after that date; the warrants outstanding at December 29, 1995 and December 30, 1994 are equal to the shares outstanding of 8,715,320, and 8,552,106, respectively. At December 29, 1995 and December 30, 1994, the warrants were not exercisable, and no shares of preferred stock have been issued.

                                    EXPERTS

          The consolidated financial statements and schedule of Evans & Sutherland Computer Corporation and subsidiaries as of December 29, 1995 and December 30, 1994, and for each of the years in the three-year period ended December 29, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          Certain legal matters relating to this Prospectus have been passed upon for the Company by Snell & Wilmer L.L.P., special counsel to the Company.

No dealer, salesman or other person
has been authorized to give any
information or to make any repre-
sentations other than those contained
in this Prospectus, and, if given or
made, such information or repre-
sentations must not be relied upon as
having been authorized by the Company.
Neither the delivery of this
Prospectus nor any sale made hereunder
shall under any circumstances create
an implication that there has been no
change in the affairs of the Company                      EVANS &
since the date hereof.  This                             SUTHERLAND
Prospectus does not constitute an offer                   COMPUTER
or solicitation by anyone in any juris-                  CORPORATION
diction in which such offer or
solicitation is not authorized or in
which the person making such offer or
solicitation is not qualified to do so
or to anyone to whom it is unlawful to
make such offer or solicitation.

   --------------------------------

          Table of Contents

                                 Page
                                 ----

PROSPECTUS SUMMARY...............   1

RISK FACTORS.....................   2

THE COMPANY......................

USE OF PROCEEDS..................   7

SELLING SHAREHOLDERS.............   7

PLAN OF DISTRIBUTION.............   8

DESCRIPTION OF SECURITIES TO
     BE REGISTERED ..............   8

EXPERTS..........................   8

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution


Securities and Exchange Commission initial registration fee            $433.58
Legal fees and expenses                                               8,000.00*

         Total                                                      $ 8,433.58*

*Estimated

Item 15.  Indemnification of Directors and Officers

     The law of Utah permits extensive indemnification of present and former directors, officers, employees, or agents of a Utah company, whether or not authority for such indemnification is contained in the indemnifying Company's articles of incorporation or bylaws. Specific authority for indemnification of present and former directors and officers, under certain circumstances, is contained in the Company's Bylaws.

Item 16.  List of Exhibits

     Exhibit No.          Description
     -----------          -----------

         5.1         Opinion of Snell & Wilmer
        23.1         Consent of KPMG Peat Marwick LLP
        23.2         Consent of Snell & Wilmer (included in Opinion
                     filed as Exhibit No. 5.1)
          24         Power of Attorney (see page II-4)



Item 17.  Undertakings

         The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) to include any prospectus required by Section 10(a)(3) of the Act;

                   (ii) to reflect in the prospectus any facts or events
                arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, and increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (S)(S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the Company for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Salt Lake, State of Utah, on the ___ day of July, 1996.

                                        EVANS & SUTHERLAND
                                        COMPUTER CORPORATION


                                        By:
                                           ------------------------------
                                           James R. Oyler
                                           President, Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated, including a majority of the Company's Board of Directors. Each person whose signature appears below hereby authorizes Gary E. Meredith, as attorney-in-fact, to sign in his name and behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments, to this registration statement.

     Signature                Title                           Date
     ---------                -----                           ----


- ---------------------     Chairman of the Board of Directors  July ___, 1996
Stewart Carrell


- ---------------------     Director and President              July ___, 1996
James R. Oyler            (Chief Executive Officer)


- ---------------------     Vice President and Chief            July ___, 1996
John T. Lemley            Financial Officer


- ---------------------     Director                            July ___, 1996
Henry N. Christiansen


- ---------------------     Director                            July ___, 1996
Peter O. Crisp

- ---------------------     Director                            July ___, 1996
Ivan E. Sutherland


- ----------------------    Director                            July ___, 1996
John E. Warnock




By:      /s/
   ---------------------------
   Gary E. Meredith                                           July ___, 1996
   Attorney-in-Fact